UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2008

THE WASHINGTON POST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-6714	53-0182885
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 15th Street, N.W. Washington, D.C.	20071
(Address of principal executive offices)	(Zip Code)

(202) 334-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events

On November 19, 2008, The Washington Post Company (the Company) announced the resignation of Jonathan Grayer as Chairman and Chief Executive Officer of its subsidiary, Kaplan, Inc. (Kaplan). The Company also announced the appointment of Andrew S. Rosen to succeed Mr. Grayer as Chairman and Chief Executive Officer of Kaplan. Mr. Rosen has served in variety of roles at Kaplan and the Company over the past 22 years, most recently as President of Kaplan, Inc. and Chief Executive Officer of Kaplan Higher Education.

Under the terms of an Agreement, Mr. Grayer will receive his base salary and incentive compensation through December 31, 2008, in accordance with his prior compensation arrangement. Mr. Grayer’s prior compensation arrangement also provides for a payment representing eighteen months of base salary.

The Agreement also provides for a payment to Mr. Grayer of approximately $46.0 million related to the Kaplan Stock Option Plan. This payment represents the intrinsic value at $2,700 per share on 40,805 Kaplan stock options ($28.2 million) and 6,572 Kaplan shares ($17.8 million) to be exercised or sold by Mr. Grayer. Under the Agreement, Mr. Grayer will forfeit 21,526 Kaplan stock options. The Agreement provides for an additional payment to Mr. Grayer in January 2009 in the event that the Kaplan fair market value as of December 31, 2008 exceeds $2,700 per share. The Company believes it is unlikely that the final amount of the payment relating to these Kaplan stock options and shares will exceed the accrued amounts recorded at Kaplan as of September 30, 2008.

The Agreement provides for consulting and transition services from Mr. Grayer and includes non-competition, non-solicitation and customary arrangements; and it closes all matters relating to compensation and valuation of Mr. Grayer’s interest in Kaplan. In return, Mr. Grayer is entitled to receive payments of $10.0 million on November 19, 2009 and $20.0 million on November 19, 2011.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated November 19, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washington Post Company (Registrant)

Date November 19, 2008	/s/ Veronica Dillon
(Signature) Veronica Dillon Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release dated November 19, 2008